DISTRIBUTION AGREEMENT

This Agreement is entered into as of May 19, 2009 by and between Macron International Group Ltd.  ("Macron"), a Hong Kong corporation and Diversified Holdings International Distributors Ltd., a Nevada corporation ("Distributor").

In consideration of the mutual covenants herein, the parties hereby agree as follows:

1.   Products and Consideration.

1.1	Products.

The products of Macron subject to this Agreement ("Products") are those now or in the future manufactured by Macron.  These Products may be changed from time to time by Macron giving Distributor not less than (30) days prior notice of any such changes.

1.2	Consideration.

As consideration for the rights to sell the Products under this Agreement, Distributor shall pay to pay the sum of $50,000 cash upon execution of this Agreement to Diversified Holdings International Ltd., a Delaware corporation (“DHI – DE”), parent company of Macron.  Distributor shall have the option to pay this sum in 11,013,500 shares of common stock to be issued directly to all shareholders of DHI – DE, one share of common stock of Distributor for each share of common stock of DHI – DE owned by each shareholder as set forth on Exhibit 1.2.  Distributor shall file a registration statement for all of such shares except those owned by officers, directors and affiliates, for which only a portion as mutually agreed shall be registered, with the SEC on Form S-1 as soon as practical after the execution of this agreement and shall us its best efforts to have the registration statement declared effective as soon as practical.

2.   Territory.

     The Territory covered by this Agreement ("Territory") is worldwide.

3.   Distribution Appointment and Distributor's Responsibilities.

3.1  Authorized Distributor.

     During the term of this Agreement, Distributor shall be Macron's exclusive authorized distributor solely within the Territory for the sale of Products to customers ("customers").

3.2  Sales.

     Distributor shall use its best efforts fully and actively to promote, maintain and increase sales of the Products in the Territory.

3.3  Promotional Activities.

     Distributor shall establish and maintain a sales organization which in the opinion of Macron is adequately qualified and trained.

3.4  Promotional Distributor Materials.

     Distributor shall not give a customer any warranty for the Products other than as set forth in Section 6, unless otherwise agreed by Macron.  Distributor shall obtain prior written approval from Macron prior to distribution of any promotional material.

3.5  Service.

     Macron shall maintain a technically qualified service capability and use its best efforts to service and maintain all Products in the Territory.  Macron shall issue credit for or replace the part in Distributor's inventory upon receipt of a complete report on the failure and, at Macron's reasonable request, return of the failed part.  Distributor shall provide Macron reports of Distributor's service activities, in such form and at such times as Macron may reasonably request.

3.6  Customs and Freight Charges.

     Distributor shall perform all functions to clear Products through customs.

3.7  Customer Complaints.

     Distributor shall notify Macron immediately of any complaints or problems concerning the Products or any misuse of the Products.

3.8 Notification of Infringement.

     Distributor shall notify Macron immediately of any actual, suspected or alleged infringement of Macron patents, trademarks or copyrights that it becomes aware of in the Territory.

3.9 Competitive Products.

     Without Macron's prior written consent.  Distributor shall not distribute or sell any products competitive with or similar to Products and/or services relating thereto.

3.10 Government Authorizations.

     Distributor shall obtain and continue to maintain in good standing all licenses, permits and  other governmental approvals and/or authorizations required in connection with this Agreement and the sale of Products in the Territory, including without limitation, import licenses and foreign exchange permits.  Distributor shall keep Macron apprised of the status of such licenses, permits and approvals/authorizations.

3.16 Expenses.

     Except as otherwise specifically provided in this Agreement, Distributor shall pay its own expenses in carrying out its obligations under this Agreement.

4    Macron's Responsibilities

4.1  Assistance.

     Macron shall make available a reasonable supply of sales literature, including catalogues, data sheets, brochures and similar materialand furnish reasonable  sales technical assistance from time to time, including sales and service training of Distributor's employees.  Payment of the costs for such training shall be mutually agreed upon.

4.2  Inquiries.

     Macron shall promptly forward to Distributor all Product inquiries received from customers within the Territory during the term of this Agreement.

5.   Order Acceptance, Delivery terms and Payments

5.1  Orders.

     Orders by Distributor are subject to acceptance by Macron at such facility as Macron may from time to time determine.  All orders shall be accepted subject to the terms and conditions of Macron's then current terms and conditions of sale unless otherwise provided in this Agreement.  Such order terms may be changed by Macron at any time, but no such change shall have any effect on orders already accepted by Macron.

     Purchase orders must be addressed to Macron.  The provisions of this Agreement shall supersede any provisions contained in Distributor's purchase orders and any other communications from Distributor and/or its customers.  Purchase orders may be declined or accepted, wholly or in part, at Macron's sole discretion. Macron will not unreasonably withhold acceptance.

5.2  Price.

     Macron shall sell Products to Distributor at a price it would pay for the Products on a wholesale basis to non-related party in arm’s-length transactions.

5.3  Title.

     Subject to Section 8, title to and risk of loss of Products shall pass to Distributor upon delivery of the Products to Distributor or Distributor's customer, whichever occurs first.

5.4  Payments.

     All payments for Products shall be due and paid in full upon receipt of payment by Distributor from the customers.

6.   Warranty

     Macron provides the following warranties:

•	Photocouplers and Photoresisters - a 90 day tolerance specification warranty and a one year "materials integrity" warranty.
•	RP - one year warranty on parts and workmanship

Macron's sole liability under valid warranty claims will be limited, at Macron's option, to repair or replacement of defective parts of the Products during Macron's normal business hours.  Upon replacement, any removed part shall become the property of Macron.  All warranty replacement or repair of parts will be limited to Product malfunctions which, in the reasonable opinion of Macron, are due and traceable to defects in original material and workmanship.  In order to enable Macron to properly administer this warranty, Distributor will notify Macron promptly in writing of any claims and will provide Macron with the opportunity to inspect and test each Product claimed to be defective. This warranty does not extend to Products or parts thereof that have been subjected to misuse, abuse, improper application, alteration, accident, negligence or incorrect repair or servicing not performed or authorized by Macron.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  MACRON SHALL NOT BE LIABLE FOR ANY LOSS, DDMAGE OR EXPENSE OF ANY KIND WHATSOVER CAUSED BY THE EQUIPMENT OR BY ANY DEFECT THEREIN.  THE USE OR MAINTENANCE THEREOF, OR ANY SERVICING OR ADJUSTMENT THERETO, NOT EXPRESSLY COVERED BY THE WARRANTY CONTAINED HEREIN.

7.   Limitation of Liability.

     In no event whether in contract, tort (including negligence), strict liability or otherwise will Macron be liable (a) for special, indirect or consequential damages or for any lost profits, or (b) to Distributor or any other person for an amount greater than the purchase price actually paid to Macron for the Product with respect to which such liability relates.

8.   Effective Date

The date at which the rights to sell the Products under this agreement shall commence is the date upon which Macron determines that Distributor has set up the appropriate infrastructure so that all Products can be sold by Distributor.

9.   Independence of Distributor; Reference to Macron.

     Distributor agrees to conduct business in its name as an independent distributor and contractor.  No employment, agency, joint venture, or similar arrangement is created or intended between Macron and Distributor.  Distributor has no right or authority to act for or bind Macron in any respect or to make any representations or warranties, express or implied, on behalf of Macron.       However, so long as this Agreement remains in effect, Distributor may indicate to the public that it is an authorized distributor of the Products and may advertise such Products under Macron trademarks, logos and symbols.

10.  Reserved.

11.  Force Majeure.

     If the performance of this Agreement or any obligation hereunder (except payment of monies due) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, problems in procurement of raw materials, power or supplies, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of governmental agency or intergovernmental body, or any other act or condition whatsoever beyond the reasonable control of a party hereto (an "Event of Force Majeure"), the party so effected, upon giving notice to the other party, shall be excused from such performance to the extent and throughout the duration of such  prevention, restriction or interference.  Notwithstanding the foregoing, should an Event of Force  Majeure remain in effect for a period of six (6) months, Macron and Distributor hereby agree to promptly renegotiate the terms of this Agreement, and if an agreement cannot be reached within sixty (60) days of the end of such six (6) month period, the party not so effected by the Event of Force Majeure shall have the option to terminate this Agreement and if such party so elects, then this Agreement shall automatically terminate and be of no further force or effect, subject to Sections 13.5, 13.6, 13.7, and 13.8.

12.  Assignability.

     This Agreement shall be binding on the parties hereto, their successors, and permitted assigns.  This Agreement may not be assigned by Distributor in whole or in part, directly or indirectly, by operation of law, or otherwise, without the prior written approval of Macron.  Any such purported transfer shall be void and of no effect.

13.  Duration and Termination.

     Except as otherwise provided in this Agreement, the term of this Agreement shall be perpetual.

14.  Sole Understanding/Modification.

14.1 Sole Understanding.

     This Agreement is the entire and sole agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, understandings and communications related thereto, whether oral or written.

14.2 Modification.

     This Agreement can be modified or amended only with the written agreement of an authorized signatory of the parties hereto.

15.  Construction and Governing Law.

15.1 Governing Language.

     In the event that this Agreement is translated into any language other than English, the English language version of this Agreement shall be controlling and govern.

15.2 No Waiver.

     The failure by Macron to enforce or take advantage of any of the provisions of this Agreement shall not constitute nor be construed as a waiver of such provisions or of the right subsequently to enforce or take advantage of each and every such provision.

15.3 Notices.

     Any notices made pursuant to this Agreement shall be delivered via e-mail.

15.4 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.5 Compliance with Law.

     Distributor agrees to comply with all applicable laws, rules and regulations of the Territory and to do nothing to cause Macron to violate the law, rules and regulations of the U.S.A.

In Witness Whereof, the undersigned have executed and delivered this Agreement by their duly authorized representatives as of the date first above written.

Macron International Group Ltd., a Hong Kong corporation

By:
Kelvin Cheng, President

Diversified Holdings International Distributors Ltd., a Nevada corporation

By:
Alan Kwong, CFO

Exhibit 1.2

Diversified Holdings International Ltd., a Delaware corporation

Shareholder	Total Shares Owned
Cui, Liang Guang	10,000
Li, Guan Xian	10,000
Wei, Fang	10,000
Huang, Xiu Kun	10,000
Huang, Jia Lin	10,000
Cui, Man Man	10,000
Li, Qing Zhen	10,000
Dai, Ye Chang	10,000
Huang, Hong Xing	10,000
Cui, Wan Quan	10,000
Li, Su Hua	10,000
Yang, Hai Lin	10,000
Lian, Quan Zhen	10,000
Feng, Wei Chao	10,000
Pan, Jing Zhen	10,000
Wang, Xiao Ping	10,000
Li, Mei	10,000
Li, You Ji	10,000
Liang, Shi Hai	10,000
Dai, Xi Fu	10,000
Lau, Kit Lung	10,000
Li, Jiaqi	10,000
Law, Lai Lai Amy	10,000
Stephen Wing Hong Leung	25,000
Liao, Lan Zhen	10,000
Chan, Chun Kit Jeffrey	10,000
Lam, Hing Hung	10,000
Po Kei Janeter Cheng	15,000
Harry Khurana	15,000
Li, Xiao Dong	15,000
Stephan Jones	15,000
Lu, Ya Wei	100,000
Kelvin Ho Weng Cheng	7,015,000
Alan Kwong	2,850,000
Leung, Yan Yee	2,000

Cheng, Wai Hung	2,000
Law, Choi Hing	2,000
Cui, Xing Wen	2,000
Wang, Wan Quan	2,000
Yang, Chang Lin	2,000
Chen, Qiang	2,000
Lee, Shick Por	2,000
Ching Lin Ng	3,000
Kam Ping Lui	2,000
Brenda Ka Kong	3,000
Wah Leung	5,000
He, Rong Hui	2,000
Huang Min	1,000
Pan Zhen Hua	1,000
Zhang Zhi Qiang	2,000
Li Wei Hong	2,000
Yang Li Jun	2,000
Michael T. Williams, Esq.	625,000
M. Brandon Williams	25,000
Maggie Ensley	14,500